Exhibit 10.1

EXECUTIVE SEPARATION AND RELEASE AGREEMENT

This Executive Separation and Release Agreement (“Agreement”) is entered into by and between First Northwest Bancorp (the “Company”), the Company’s wholly owned subsidiary First Fed Bank (the “Bank,” and together with the Company, “Employer”) and Matthew P. Deines (“Executive”). Employer and Executive are collectively referred to as the “Parties.”

WHEREAS, Executive entered into an Employment Agreement with Employer, effective December 7, 2024 (the “Employment Agreement”);

WHEREAS, Employer and Executive have mutually decided to end Executive’s employment, and Executive’s employment shall terminate effective July 12, 2025 (the “Separation Date”);

WHEREAS, in connection with Executive’s termination of employment, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Employer and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Employer.

NOW, THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Payments and Benefits.

a.            The Employer will pay or provide Executive the following:

i.	Executive’s current base salary through the Separation Date;

ii.	payment for accrued but unused sick leave on the terms outlined in Section 3(d) of the Employment Agreement;

iii.	prorated amounts to cover Executive’s cellular phone, individual gym membership and a car allowance through the Separation Date in accordance with the Employer’s policies;

iv.	any amounts owing to Executive for reimbursement of expenses incurred prior to the Separation Date and eligible for reimbursement, provided that Executive provides appropriate substantiation for any expenses no later than sixty (60) days after the Separation Date; and

v.	benefits vested and accrued as of the Separation Date under the Employer’s retirement, health and other welfare benefit plans, in accordance with and subject to the terms and conditions of such plans; if Executive is currently enrolled in Employer’s group health plan, Executive will have a right to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

b.            If Executive timely returns an executed, unaltered copy of this Agreement and does not revoke it (as described in Section 4 below), then Employer will provide to Executive the sum of (i) $515,000.00, which is equal to one year of Executive’s current base salary; and (ii) an amount equal to Executive’s COBRA premiums for continuation of group health insurance coverage for ninety (90) days based on such premiums in effect on the Separation Date (the sum of the two payments, the “Severance Payment”). Executive shall not be obligated to use any portion of the Severance Payment for COBRA premiums. The Severance Payment will be payable in a single lump sum, subject to withholding, within sixty (60) days following the Separation Date.

c.            Executive’s entitlement to the Severance Payment is subject to Executive’s continued employment through the Separation Date, and fulfilling all such duties assigned to him during this time, and full compliance with Executive’s obligations under this Agreement and the obligations under the sections of the Employment Agreement incorporated by reference herein, including Section 7 and Section 8 of this Agreement. Executive agrees that Executive will forfeit any right to the Severance Payment, and will be required to repay the gross amount of the Severance Payment, if Executive breaches Executive’s obligations under this Agreement, including but not limited to Executive’s obligations under Sections 7 and 8.

2.            Treatment of Equity.

a.            Except as provided in subsection (b) below, all restricted shares held by Executive that have not vested prior to the Separation Date shall be forfeited back to the Company and all performance shares or other equity-linked awards held by Executive that have not vested prior to the Separation Date shall be forfeited without any payment in respect thereof.

b.            Subject to the conditions that apply to the Severance Payment, the 5,996 restricted shares granted to Executive by the Company on March 7, 2025 in lieu of cash compensation shall vest in full upon this Agreement being signed and becoming effective (the “Acceleration”).

3.            Release of Claims. Executive, on Executive’s own part and on behalf of Executive’s descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby releases, acquits, and discharges Employer and affiliates, parents, successors, predecessors, assigns, and all of their respective insurers, attorneys, and past and present officers, directors, trustees, employees, members of the Employer’s Boards of Directors (the “Board”), and agents (collectively, the “Released Parties”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, complaints, grievances, liabilities, obligations, losses, damages, fees, costs, causes of action, suits, rights, and demands, of any and every nature whatsoever, known or unknown, suspected or unsuspected, disclosed or undisclosed (collectively, “Claims”) which Executive has at any time heretofore had owned or held against said Released Parties, including, without limitation, all Claims that Executive may have under any federal, state, local, or municipal laws or the common law and all Claims arising out of or relating to Executive’s employment with Employer or the termination of that employment.

a.            Nothing in this Agreement prevents, or is intended to prevent, Executive from filing, or to participating in, any charge, complaint, investigation, or proceeding before the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or any other federal, state, or local government body or agency, or from reporting possible violations of law to a governmental agency or entity. Executive understands that Executive is not required to inform Employer before making such reports or filing such charges. If any such charge, complaint, investigation, or proceeding is filed with the EEOC by Executive or someone on Executive’s behalf against Released Parties relating to any act or omission occurring prior to the date of this Agreement, Executive waives, to the maximum extent permissible under applicable law, any personal monetary or equitable relief from such charge, complaint, investigation, or proceeding. Nothing in this Agreement is intended to or shall prevent, impede, or interfere with Executive’s right to receive and fully retain a monetary award from a government administered whistleblower award program (such as, but not limited to, the SEC or IRS whistleblower award programs).

b.            In addition, nothing in this Agreement restricts or impedes, or shall be deemed to restrict or impede, Executive from: (i) exercising protected rights, to the extent that such rights cannot be waived by agreement; (ii) providing truthful testimony or information pursuant to subpoena, court order, or similar legal process; (iii) providing truthful information to any government agency or body; or (iv) complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order.

c.            Provided, further, nothing in this Agreement releases or affects any rights Executive may have to: (i) Executive’s own vested accrued employee benefits under Employer’s ERISA-covered health, welfare, or retirement benefit plans as of Executive’s Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) any right to defense or indemnification Executive may have pursuant to the by-laws of Employer or under any agreement between Executive and Employer; or (iv) pursue claims which by law cannot be waived by signing this Agreement.

4.            Waiver of Claims Under the Age Discrimination in Employment Act; Effective Date.

a.            Executive recognizes that, in signing this Agreement, Executive is knowingly and voluntarily waiving Executive’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Executive executes this Agreement. Executive understands that Executive may take twenty-one (21) days from the date this Agreement is presented to Executive to consider whether to execute this Agreement (“Review Period”), and agrees that any changes, whether material or immaterial, to this Agreement before Executive signs it will not restart the running of the Review Period. Executive is further advised that Executive may wish to consult with an attorney prior to execution of this Agreement. Once Executive has executed this Agreement, Executive may revoke Executive’s release of the ADEA claims at any time during the seven (7) day period following Executive’s execution of this Agreement by notifying Cindy Finnie, Board Chair, in writing. Should Executive exercise Executive’s right to revoke the ADEA claims, Executive shall receive a cash payment of $1,000, less withholdings, as full consideration for Executive’s other promises and releases in this Agreement, but shall not receive the Severance Payment or the Acceleration unless the Company determines otherwise.

b.            All provisions of this Agreement except for the waiver and release of ADEA claims become effective upon the execution of this Agreement by Executive. The waiver and release of ADEA claims becomes effective on the 8th day following execution of the Agreement unless Executive revokes the ADEA waiver and release prior to the eighth day as provided in Section 4(a).

5.            Disclaimer of Liability.  This Agreement shall not be construed as an admission of liability or wrongdoing by either party.

6.            Acknowledgments and Representations. Except for the amounts to be paid (or benefits granted or authorized) under this Agreement, Executive affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive. Executive also affirms that Executive has no known workplace injuries or occupational diseases relating to Executive’s employment.

7.            Nonsolicitation and Noncompetition.

a.            Executive acknowledges and agrees that Executive continues to be bound by the obligations set forth in Sections 8(a), 8(b), and 8(c) of the Employment Agreement, which are incorporated by reference herein and shall remain in full force and effect through one year after the Separation Date in accordance with the terms thereof.

b.            Executive acknowledges and agrees that the Severance Payment is equal to or greater than “compensation equivalent to [his] base salary at the time of termination for the period of enforcement” as referenced in the Revised Code of Washington Section 49.62.020.

c.            Executive understands and agrees that any violation of this Section 7 would constitute a material breach of this Agreement and would irreparably harm Employer. Accordingly, without limitation of the Employer’s other rights and remedies, any violation by Executive of this Section 7 at any time will result in the immediate forfeiture of Executive’s entitlement to, and a requirement to repay, the Severance Payment.

8.            Non-Disparagement.

a.            Executive covenants and agrees that Executive will not at any time—whether directly, indirectly, or through any entity in which Executive is an officer, director, member, partner, employee, consultant, or shareholder—make, publish, or communicate to any person or entity any statement, verbally or written, that disparages, defames, criticizes, or otherwise reflects adversely upon Employer, Employer’s businesses, processes, services, methods of doing business, strategic decisions, or products, or any of Employer’s past, present, or future officers, directors, employees, Board members, consultants, successors, affiliates, parents, investors, customers, business partners, constituents, or trustees. In addition, Executive agrees not to take any other action (whether through Executive’s statements, communications, or conduct) that is intended to, or that could reasonably be expected to, adversely affect the competitive standing or reputation of Employer, any of Employer’s products, or any of Employer’s directors, officers, Board members, agents, or employees. By way of example and without limitation, Executive understands and agrees that any statements, communications, or conduct that disparages or intends to disparage Employer’s strategic decisions or leadership team is prohibited under this Section 8(a).

b.            The Company will instruct its executive officers and directors to not make, publish, or communicate to any person or entity any statement, verbally or written, that disparages, defames, criticizes, or otherwise reflects adversely upon Executive, including Executive’s professionalism and job performance; provided that nothing herein prevents the Employer, or its executive officers and directors, from exercising their fiduciary duties to, or otherwise acting in a manner they reasonably believe to be in the best interests of, Employer, including but not limited to communications with shareholders, auditors, tax advisors, legal counsel, or government agencies, or reporting violations of law, and this subsection 8(b) shall not apply to confidential internal discussions between or among Employer’s officers, directors and employees and/or with their professional advisors or government regulatory agencies.

c.            Executive understands and agrees that any violation of Section 8(a) would constitute a material breach of this Agreement and would irreparably harm Employer. Accordingly, without limitation of the Employer’s other rights and remedies, any violation by Executive of this Section 8 at any time will result in the immediate forfeiture of Executive’s entitlement to, and a requirement to repay, the Severance Payment.

d.            For the avoidance of doubt, nothing in this Agreement prohibits Executive from making a good faith report to, providing truthful information to, or participating in any investigation or proceeding conducted by, any federal or state government agency or self-regulatory organization, including without limitation, the NLRB and SEC to the extent that such rights cannot be waived by agreement.

9.            Return of Property. In accordance with Section 9(c) of the Employment Agreement, Executive agrees to inform Employer of all Employer property, documents, and other data relating to his employment which is in his possession and control. Executive certifies that by execution of this Agreement Executive has returned to Employer, and thereafter not retained, all original forms and copies of data (including work product, financial data, documents and computer data, regardless of form or medium, and including data stored on personal devices), documents, and equipment (including keys, devices, and software) in Executive’s possession or control that relate to the business of Employer, except that Executive may retain documents regarding Executive’s own compensation and benefits.

10.          Cooperation.

a.            Executive agrees to assist and cooperate with Employer to ensure a smooth transition of Executive’s work responsibilities. At any time following the Separation Date, Executive agrees to execute all documents and perform all lawful acts which Employer considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement and provide any information as Employer or members of the Board may reasonably request with respect to any Employer-related transaction or other matter in which Executive was involved in any way while employed by Employer.

b.            Executive further agrees to reasonably assist and cooperate with Employer in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by Employer. Such assistance and cooperation shall include, upon reasonable request, (i) timely, comprehensive, and truthful disclosure of all relevant facts known to Executive, including through in-person interview(s) with Employer’s executives, Board members, representatives of a government agency, or outside counsel for Employer, (ii) preparing for and/or providing deposition and/or trial testimony in legal proceedings arising out of or relating to Employer, and (iii) cooperating with the reasonable requests of Employer’s outside counsel in connection with discovery, testimony, or trial in any legal proceeding relating to Employer. Executive shall be entitled to reimbursement for properly documented expenses incurred in connection with rendering services under this Section 10(b), including reimbursement for all reasonable travel, lodging, and meal expenses, in accordance with Employer’s policies. Further, Executive will be compensated for time spent in connection with rendering services under this Section 10(b) at a rate of $250 per hour, except such rate shall not be paid in connection with providing sworn testimony in a legal proceeding or investigative interview with government representatives. Executive agrees to promptly provide a descriptive invoice for payment and reimbursement request within one (1) month of any cooperation provided pursuant to this Section 10(b).

11.          Confidential Information.

a.            Executive acknowledges and agrees that Executive read, understands, and acknowledges Section 9 of the Employment Agreement, and Executive hereby expressly reaffirms Executive’s agreement to be bound by, and continue to comply with, Executive’s ongoing obligations thereunder. Executive understands that Executive may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

b.            Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information (as defined in the Employment Agreement) as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. If permitted to do so, Executive will provide Employer and its legal counsel with immediate notice of any request for Confidential Information, or legal process seeking Confidential Information, so that Employer may consider seeking a protective order. Nothing in this Agreement prohibits or restricts Executive from reporting, without any prior authorization from, or notification to Employer, possible violations of federal or state law or regulation to any governmental agency or entity, or self-regulatory agency, including but not limited to the SEC or the Financial Industry Regulatory Authority, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Further, nothing in this Agreement shall be construed to restrict or impede Executive from disclosing the underlying facts or circumstances regarding conduct that Executive reasonably believes to be illegal discrimination, harassment, retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the existence of a settlement involving such conduct.

12.            Communications. In connection with Executive’s separation, Executive shall cooperate with Employer to coordinate external communications concerning Executive’s separation and to designate individuals to whom reference requests shall be directed. Executive will be invited to provide input on such external communications, which Employer will consider in good faith, though Employer shall have final approval on all communications within Employer and externally. Executive agrees that Executive will not communicate with any of Employer’s employees or consultants, or with any individuals or entities outside of Employer, about any matters relating to Employer’s business without the prior written consent of the Board, unless such communication is required by applicable law, regulation, or order, provided, however, that communications in furtherance of Executive’s cooperation obligation under Section 10 above will not constitute a violation of this Section 12, and provided further, that if contacted by a third party regarding a matter related to Employer’s business, it will not be a violation of this Section 12 for Executive to refer to Employer’s published external communications nor to refer the third party to an appropriate contact at Employer. Executive further agrees that Executive does not have any rights to future employment with Employer or any of Employer’s subsidiaries, affiliates, successors, or assigns.

13.          Section 409A; Tax Liability; Payment Limitations.

a.            The severance payments and other benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible and to otherwise comply with the requirements of Section 409A of the Code, and all provisions of this Agreement shall be interpreted in a manner consistent with such intent. If Executive is a “specified employee” as defined in Section 409A of the Code, and Treasury regulations promulgated thereunder (“Section 409A Rules”), then any amounts subject to the Section 409A rules that are otherwise required to be paid to him upon his separation from service (as defined in the Section 409A Rules) shall not be paid until the date that is six months after the date of his separation from service or, if earlier, the date of his death. To the extent that this Agreement provides for the reimbursement of specified expenses incurred, such reimbursement will be made in accordance with the provisions of the Agreement (or other applicable plan or policy), but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by Employer in any taxable year will not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year.

b.            Executive is solely responsible for any and all income, excise, or other taxes imposed on Executive with respect to any and all compensation or other benefits provided to Executive made under this Agreement, except that Employer will make all employee payroll withholdings and deductions and comply with all reporting requirements to the extent required by law or otherwise in accordance with its practices.

c.            Employer’s obligation to make payments to Executive herein is subject to applicable law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and part 359 of the regulations of the Federal Deposit Insurance Corporation, 12 C.F.R. Pt. 359.

14.          Governing Law; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Any dispute or controversy arising under or in connection with this Agreement must be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.            Remedies. Notwithstanding Section 14, (i) in the event of a breach or threatened breach by Executive of Sections 7, 8, 9, 10, 11, 12, or 13, the Washington Trade Secrets Act, or interference with the business expectancies of Employer, Executive hereby consents and agrees that money damages would not afford an adequate remedy to Employer and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach, from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security, and (ii) in the event of a breach or threatened breach by Employer of Section 8(b), Employer hereby consents and agrees that money damages would not afford an adequate remedy to Executive and that Executive shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach, from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. All rights and remedies of First Fed, including any obligation for Executive to repay the Severance Payment, shall be cumulative and in addition to all other rights and remedies and shall not limit any other rights or remedies.

16.          Entire Agreement. This Agreement sets forth the entire agreement between Executive and Employer concerning Executive’s employment and separation of employment, and the other subject matter addressed herein between the Parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter thereof except that this Agreement does not supersede Sections 8, 9, 10, 11, and 12 of the Employment Agreement, which are each incorporated into this Agreement by reference. Executive understands and acknowledges that Executive is waiving any other obligations of the Employer in the Employee Agreement.

17.          Modification; No Waiver. This Agreement may not be amended or modified except by an agreement in writing signed by both Parties. The drafting of this Agreement shall be deemed a mutual endeavor by the Parties and shall not be construed against any single party as the drafter. The failure of any party to enforce any term of this Agreement shall not be deemed a waiver of that term or any other term of this Agreement.

18.          Assignment. This Agreement shall inure to the benefit of Employer and its successors and assigns, and Employer may freely assign this Agreement at any time. Because this Agreement is personal to Executive, Executive may not assign this Agreement in whole or in part.

19.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect as an original, and all of which, taken together, shall constitute and be construed as a single agreement. A copy of an executed original shall have the same force and effect as an original.

20.          Severability. If any provision of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. In the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.

21.          Enforcement; Attorneys’ Fees. In the event of litigation, arbitration, or any other action or proceeding between the Parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants, and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding.

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[Signature Page Follows]

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS THAT CAN BE RELEASED UNDER THE LAW. BY
SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS
READ THIS AGREEMENT IN ITS ENTIRETY AND
FULLY UNDERSTANDS ALL OF ITS TERMS.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date signed below.

FIRST NORTHWEST BANCORP

FIRST FED BANK

/s/ Matthew P. Deines	July 8, 2025	By:	/s/ Cindy Finnie	July 9, 2025

Matthew P. Deines	Date			Date

		Title:	Chair of the Board